Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES DECEMBER 2012 U.S. TRADING VOLUMES

NEW YORK, January 9, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that December 2012 U.S. trading volume was 3.6 billion shares and average daily volume (ADV) was 182 million shares.  This compares to 4.0 billion shares and ADV of 188 million shares in November 2012 and 3.5 billion shares and ADV of 167 million shares in December 2011.  There were 20 trading days in December 2012 and 21 trading days in both November 2012 and December 2011.

ITG U.S. Trading Activity

December 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

December 2012	20	3,631,509,142	181,575,457

Year-to-Date:	250	45,389,797,706	181,559,191

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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